Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (file no. 333-279018) of AGM Group Holdings Inc. of our report dated May 16, 2022, relating to the financial statements of AGM Group Holdings Inc. (the “Company”), appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

June 18, 2024